Exhibit (a)(1)(iv)

June 23, 2005

Navigant International, Inc.

Solicitation of Consents Relating to the

$72,000,000 of 4.875% Convertible Subordinated Debentures Due 2023

CUSIP No. 63935RAA6 (restricted)

                        63935RAB4 (unrestricted)

THIS CONSENT SOLICITATION WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JULY 21, 2005, (SUCH TIME AND DATE REFERRED TO HEREIN AS THE “EXPIRATION TIME”). CONSENTS MAY ONLY BE REVOKED UNDER THE CIRCUMSTANCES DESCRIBED IN THE CONSENT SOLICITATION STATEMENT AND THE CONSENT FORM.

To Our Clients:

Enclosed for your consideration are the Consent Solicitation Statement dated June 23, 2005 (the “Statement”) and the Consent Form (the “Consent Form” and together with the Statement, the “Solicitation Documents”) relating to the solicitation by Navigant International, Inc. (“Navigant”) of Consents from the holders of record (“Holders”) as of June 17, 2005 (the “Record Date”) of its 4.875% Convertible Subordinated Debentures Due 2023 (the “Debentures”) to (i) amend reporting requirements (the “Reporting Amendment”) in the indenture, dated as of November 7, 2003 (the “Indenture”) between Navigant and Wells Fargo Bank National Association (successor by merger to Wells Fargo Bank Minnesota, N.A.) (the “Trustee”), pursuant to which such Debentures were issued, (ii) amend the Indenture to add a certain make-whole provision (the “Make-Whole Amendment”) and (iii) waive (the “Waiver”) the existing defaults under the Indenture (the “Solicitation”). Capitalized terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Statement.

Holders must complete, sign, date and deliver by mail or facsimile to the Tabulation Agent at the address or number set forth on the back cover of the Statement (and not revoke) valid Consents in respect of a majority in aggregate principal amount of all outstanding Debentures (the “Requisite Consents”) to approve the Reporting Amendment, Make-Whole Amendment, and Waiver. Consents may be revoked at any time prior to the Expiration Time on the terms and conditions set forth in the Solicitation Documents, but may not be revoked thereafter.

The Holders are requested to consent to the Amendment to the Indenture to provide for (a) the extension of the delivery date specified for the 2004 Annual Report required by Section 6.04 of the Indenture to no later than October 31, 2005 (the “10-K Extended Delivery Date”), it being understood and agreed that if Navigant fails to deliver the 2004 Annual Report on or before the 10-K Extended

Delivery Date, and a notice of default with respect to such failure is delivered to Navigant by the Trustee or the Holders holding at least 25% in aggregate principal amount of the Debentures pursuant to Section 7.01(g) of the Indenture, and if Navigant shall be unable to cure the default within the applicable sixty-day grace period, such failure shall constitute an Event of Default for all purposes under the Indenture, (b) the extension of the delivery date specified for the First Quarter Report pursuant to Section 6.04 of the Indenture to no later than November 9, 2005 (the “10-Q Extended Delivery Date”), it being understood and agreed that if Navigant fails to deliver on or before the 10-Q Extended Delivery Date, and a notice of default with respect to such failure is delivered to Navigant by the Trustee or the Holders holding at least 25% in aggregate principal amount of the Debentures pursuant to Section 7.01(g) of the Indenture, and if Navigant shall be unable to cure the default within the applicable sixty-day grace period, such failure shall constitute an Event of Default for all purposes under the Indenture, (c) the extension of the delivery date specified for the Second Quarter Report to no later than the 10-Q Extended Delivery Date, it being understood and agreed that if Navigant fails to deliver the Second Quarter Report on or before the 10-Q Extended Delivery Date, and a notice of default with respect to such failure is delivered to Navigant by the Trustee or the Holders holding at least 25% in aggregate principal amount of the Debentures pursuant to Section 7.01(g) of the Indenture, and if Navigant shall be unable to cure the default within the applicable sixty-day grace period, such failure shall constitute an Event of Default for all purposes under the Indenture, and (d) the extension of the delivery date specified for the Compliance Certificate pursuant to Section 5.08 of the Indenture to no later than the 10-K Extended Delivery Date, it being understood and agreed that if Navigant fails to deliver the Compliance Certificate by the 10-K Extended Delivery Date, and a notice of default with respect to such failure is delivered to Navigant by the Trustee or the Holders holding at least 25% in aggregate principal amount of the Debentures pursuant to Section 7.01(g) of the Indenture, and if Navigant shall be unable to cure the default within the applicable sixty-day grace period, such failure shall constitute an Event of Default for all purposes under the Indenture.

The Holders are requested to consent to the Waiver of any default or Event of Default in respect of the provisions of Sections 5.08, 6.04 and 7.01(g) of the Indenture, in each case consisting of, resulting from or relating in any respect to (i) any failure to file with the Commission and to deliver to the Trustee the 2004 Annual Report and the First Quarter Report except as required above, (ii) failure to deliver to the Trustee the Compliance Certificate required by Section 5.08 of the Indenture or (iii) any failure to comply with any obligation that became required to be performed or observed under any of such provisions by reason of the occurrence of any such default or Event of Default. Each Holder that executes a Consent will also be deemed to have waived all existing defaults and any Events of Default and any and all rights to accelerate the Debentures.

The Holders are requested to consent to the Make-Whole Amendment of the Indenture to add as a term of the Debentures a provision concerning adjustments for conversion upon the occurrence of specified Changes of Control of Navigant. The purpose of the Make-Whole Amendment is to provide that if a Holder elects to convert its Debentures in connection with a Change of Control that occurs on or prior to November 1, 2010 and ten percent or more of the consideration for the common stock in the Change of Control consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, Navigant will increase the conversion rate of the Debentures, subject to certain limitations. In addition, notwithstanding the foregoing, in connection with a Change of Control for which the conversion rate would be increased as described above, in the case of a public acquirer change of control, Navigant may, at its option and in lieu of increasing the conversion rate, adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, Holders of Debentures will be entitled to convert their Debentures into a number of shares of public acquirer common stock.

The Reporting Amendment and the Make-Whole Amendment will be embodied in a supplemental indenture to be executed by the Trustee and Navigant. The Waiver is incorporated into the Consent Form to be executed by the holders. None of the maturity dates, payment provisions, interest rates, redemption provisions or any other similar terms of the Debentures will be amended as a result of the Reporting Amendment and Waiver. The Make-Whole Amendment will increase the conversion rate of the Debentures on specified Changes of Control of Navigant, and may also result in certain United States federal income tax consequences to Holders.

If Navigant fails to receive the Requisite Consents at the Expiration Time or the Form T-3 has not been declared effective by the Commission by the Expiration Time, Navigant will not enter into the Supplemental Indenture to add the Reporting Amendment and the Make-Whole Amendment to the Indenture and the Waiver will not take effect. In that case, Navigant’s existing defaults as set forth in the Trustee’s May 23, 2005 notice would continue, and the Trustee would not have to give Navigant any additional notice regarding the existing defaults.

Navigant reserves the right, at any time prior to the Expiration Time, to (i) terminate the Solicitation if Navigant files (or submits electronically for filing) the 2004 Annual Report and the First Quarter Report with the Commission and delivers the Compliance Certificate to the Trustee prior to the Expiration Time, (ii) amend the terms of the Solicitation, whether or not the Requisite Consents have been received, provided that if Navigant considers an amendment to the Solicitation to be material, or if Navigant waives a material condition of the Solicitation, Navigant will, if required by law, extend the Solicitation for a period of five to ten business days; or (iii) waive any of the conditions to the Solicitation, subject to applicable law.

Under letter agreements obtained prior to the commencement of the Solicitation, Holders of 51.1% of the aggregate outstanding principal amount of

Debentures have agreed to tender (and not withdraw) their Consents into the Solicitation.

If Navigant terminates the Solicitation prior to the Expiration Time in accordance with its limited reserved right, Navigant will pay a single fee of $10.00 per $1,000 principal amount of the Debenture to all Holders whose Consents are properly received (and not revoked) before such termination; however, Navigant will pay this Termination Fee to Holders only once, under this Solicitation or under the letter agreement among Navigant and a Holder, as applicable (the “Termination Fee”). In this way, each such Holder will be paid the same fee.

We hold of record or as a participant in The Depositary Trust Company (“DTC”) on the Record Date Debentures for your account, and a Consent to the Reporting Amendment, Make-Whole Amendment and Waiver can only be given by us as the Holder and only if you so instruct us. The Consent Form is furnished to you for your information only and cannot be used by you to consent to the Reporting Amendment, Make-Whole Amendment and Waiver with respect to your Debentures. Instead, we request that you execute and deliver to us the Letter of Instructions (included herein), indicating whether you wish us to execute and deliver a Consent to the Reporting Amendment, Make-Whole Amendment and Waiver with respect to your Debentures. If you authorize us to consent to the Reporting Amendment, Make-Whole Amendment and Waiver, we will so consent with respect to ALL your Debentures, unless otherwise requested. If you wish to have a proxy delivered with respect to the Debentures, please contact your broker.

YOUR PROMPT ACTION IS REQUIRED. AS DESCRIBED MORE FULLY IN THE CONSENT SOLICITATION STATEMENT, THIS CONSENT SOLICITATION WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JULY 21, 2005. YOUR INSTRUCTION MUST BE RECEIVED BY US WITH SUFFICIENT TIME TO ENABLE US TO GIVE A CONSENT TO THE PROPOSED AMENDMENTS WITH RESPECT TO YOUR DEBENTURES PRIOR TO THE EXPIRATION TIME.

This Solicitation is not being made to, and no Consents are being solicited from, Holders in any jurisdiction in which it is unlawful to make such Solicitation or grant such Consent.

LETTER OF INSTRUCTIONS

WITH RESPECT TO DELIVERY OF CONSENTS

IN CONNECTION WITH THIS CONSENT SOLICITATION

TO BE USED IF YOU WISH US TO CONSENT ON YOUR BEHALF

To:	__________________________________
[Fill in name of custodian holding Debentures]

The undersigned acknowledge(s) receipt of your letter and the enclosed Consent Solicitation Statement dated June 23, 2005 (the “Statement”) and the Consent Form in connection with the solicitation by Navigant International, Inc. (“Navigant”) of a Consent to (i) amend reporting requirements (the “Reporting Amendment”) in the indenture, dated as of November 7, 2003 (the “Indenture”) between Navigant and Wells Fargo Bank National Association (successor by merger to Wells Fargo Bank Minnesota, N.A.) (the “Trustee”), pursuant to which such Debentures were issued, (ii) amend the Indenture to add a certain make-whole provision (the “Make-Whole Amendment”) and (iii) waive (the “Waiver”) the existing defaults under the Indenture (the “Solicitation”).

AUTHORIZATION TO CONSENT – This will instruct you to deliver a Consent (as defined in the Statement) with respect to the principal amount indicated below (or if no principal amount is indicated below, the entire principal amount) of the Debentures held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Statement.

[place the sticker here or provide the following information:]

_________________________________________________________

Name and Address of Beneficial Owner

_________________________________________________________

Title of Debentures

_________________________________________________________

CUSIP Number

_________________________________________________________

Principal Amount as to Which Consents Should Be Delivered

SIGNATURE	Name and Title (please print)

Address

Dated:
Zip Code

5